UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): November 11, 2008 (November 4, 2008)

Braintech, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	000-24911	98-0168932
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1750 Tysons Boulevard Suite 350 McLean, Virginia 22102
(Address of principal executive offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code:   (703) 637-9752

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

The information set forth under Item 5.02 below is incorporated herein by reference.

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 4, 2008, Braintech, Inc. (the “Company”) appointed Thomas E. McCabe, age 53, as General Counsel, Senior Vice President - Corporate Development, and Secretary of the Company, and President of Braintech Government & Defense Systems, Inc.,  a subsidiary of the Company.  Prior to joining the Company, Mr. McCabe served as Vice President and Deputy General Counsel of XM Satellite Radio Inc., a satellite radio service company, from December 2005 to October 2008.  From December 2001 to December 2005, Mr. McCabe served as President and CEO of COBIS Corporation, a banking software provider, or its precedessor, MicroBanx Systems LLC.  Mr. McCabe received his Bachelor of Art degree in English from Georgetown University and MBA and JD from the University of Notre Dame.

In connection with the appointment, on November 4, 2008, the Company entered into an employment agreement with Mr. McCabe (the “Employment Agreement”).  The Employment Agreement provides for an initial annual salary of $207,880.08, which was his last salary at XM Satellite Radio Inc. (such salary, as increased from time to time pursuant to the provisions of the Employment Agreement, the “Base Salary”), which will be increased by 10% on each of April 1, 2009, April 1, 2010 and April 1, 2011 and will be further increased based on Mr. McCabe’s performance at the Company’s Chief Executive Officer’s discretion on April 1, 2012 and each April 1 thereafter.  The Employment Agreement also provides that Mr. McCabe is entitled to purchase up to 1,750,000 shares of the Company’s common stock at a purchase price of $0.001 per share and receive options to purchase 250,000 shares of common stock (the “Bonus Stock Options”) upon achievement of certain milestones.  Pursuant to the Employment Agreement, the Company has paid $17,500 to Mr. McCabe as a signing bonus, which Mr. McCabe will apply to purchase the 1,750,000 shares.  In addition, the Company has agreed to grant a guaranteed cash bonus equal to $76,395.93 to be paid on September 30, 2009, and an annual bonus up to 25% of the Base Salary on April 1, 2010 and an annual bonus up to 50% of the Base Salary on April 1, 2011 and on April 1 of each year thereafter, depending on Mr. McCabe’s performance.

The Employment Agreement provides for the ability of the Company or Mr. McCabe to terminate Mr. McCabe’s employment with the Company for any reason.  If the Company terminates Mr. McCabe’s employment without Good Cause (as defined in the Employment Agreement) or Mr. McCabe terminates such employment with Good Reason (as defined in the Employment Agreement), or his employment is terminated because of permanent incapacity or death, (i) Mr. McCabe or his heirs, as applicable, will be entitled to all unpaid compensation and benefits, stock and options earned (where the required milestones have been achieved as of the termination date) up to the termination date, (ii) all Bonus Stock Options granted as of the date of termination will immediately vest and may be exercised within 36 months, (iii) Mr. McCabe or his heirs, as applicable, will receive a lump sum payment equal to two times the highest Base Salary during Mr. McCabe’s employment with the Company, and (iv) all employee benefits and executive benefits under the Employment Agreement will continue for 2 years after the termination date.  If Mr. McCabe’s employment is terminated by the Company with Good Cause or by Mr. Mr. McCabe without Good Reason, Mr. Mr. McCabe will be entitled to the rights and payments in clause (i) of the preceding sentence and will have the right to exercise within 24 months all vested Bonus Stock Options earned pursuant to the Employment Agreement. If the Company terminates Mr. McCabe for Good Cause or he terminates without Good Reason, he shall not be entitled to any further cash Bonus under paragraph 8 of the Employment Agreement.

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The description of the terms of the Employment Agreement set forth herein is qualified in its entirety to the full text of the Employment Agreement, which is filed as an exhibit hereto.

Item 9.01 Financial Statements and Exhibits.

(d)        Exhibits

10.1      Employment Agreement, dated November 4, 2008, by and between Braintech, Inc. and Thomas E. McCabe

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 11, 2008

BRAINTECH, INC.

		By:	/s/ Frederick W. Weidinger
Frederick W. Weidinger
Chief Executive Officer

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